EXHIBIT (A)(1)(G)

THIS ANNOUNCEMENT IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED MARCH 15,
 2000 AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT
  BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS
   WHERE THE APPLICABLE LAWS REQUIRE THAT THE OFFER BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF
      PURCHASER BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        DUFF & PHELPS CREDIT RATING CO.
                                       AT
                             $100.00 NET PER SHARE
                                       BY
                             FSA ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                  FIMALAC S.A.

    FSA Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Fimalac S.A., a French SOCIETE ANONYME ("Parent"), is offering to purchase all outstanding shares of common stock, no par value (the "Shares"), of Duff & Phelps Credit Rating Co., an Illinois corporation (the "Company"), at a price of $100.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 15, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 11, 2000 UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST 51 PERCENT OF ALL OUTSTANDING SHARES ON A FULLY-DILUTED BASIS.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 6, 2000 (the "Merger Agreement"), among the Company, Parent,
Fimalac, Inc. and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer, at the option of Parent, either Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation or the Company will be merged with and into Purchaser, with the Purchaser continuing as the surviving corporation (either, the "Merger"). Pursuant to the Merger, each outstanding Share (other than Shares held by the Company as treasury shares or Shares owned by Parent or its affiliates, which will in either case be canceled and no payment made with respect thereto, and other than Shares, if any, held by shareholders who have properly exercised dissenters' rights in accordance with Illinois law) will be converted into the right to receive $100.00 in cash without interest.
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    THE BOARD OF DIRECTORS OF THE COMPANY BY UNANIMOUS VOTE OF THOSE PRESENT
(I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, AND DECLARED THEIR ADVISABILITY AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES THEREUNDER TO PURCHASER AND IF REQUIRED BY APPLICABLE LAW, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

    Purchaser reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to Harris Trust Company of New York, the Depositary. Any such extension will be followed as promptly as practicable by public announcement.

    For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC")), a properly completed and duly executed Letter of Transmittal and any other required documents.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time until the Offer has expired, and may be withdrawn after May 15, 2000 until the Shares are accepted for payment. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Shares.

    The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated by reference into this summary advertisement.

    A request is being made to the Company for the use of its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
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    THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT
INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200
                    Shareholders Please Call: (800) 566-9061

                      THE DEALER MANAGER FOR THE OFFER IS:
                            LAZARD FRERES & CO. LLC
                              30 Rockefeller Plaza
                               New York, NY 10020
                         (212) 632-6717 (Call Collect)

March 15, 2000